                                                                      EXHIBIT 99


SUSQUEHANNA MEDIA CO. - 2002 FOURTH QUARTER RESULTS

April 2, 2003

York, PA - Susquehanna Media Co. (Media) reported $93.2 million consolidated revenues for the fourth quarter ended December 31, 2002. Revenues increased $12.7 million or 16% compared to fourth quarter 2001. Actual fourth quarter operating income increased $6.8 million or 54% over fourth quarter 2001, as restated. Quarterly operating income of $19.3 million represented a $3.3 million or 26% increase over restated fourth quarter 2001, excluding the effect of not amortizing FCC licenses, cable franchise values and goodwill. With the January 1, 2002 adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), amortization of FCC licenses, cable franchise values and goodwill ceased.

For the year ended December 31, 2002, consolidated revenues were $348.6 million, an increase of $35.2 million or 11% compared to 2001. Operating income for the year was $56.2 million, a $34.0 million or a 153% increase over restated 2001's results. Excluding the effects of SFAS 142, operating income increased $19.9 million or 90% over restated 2001's results.

As noted above, on January 1, 2002 Media adopted SFAS 142. This release discloses certain adjusted financial information to reflect the exclusion of the impact of the adoption of SFAS 142 from 2001 periods. Management believes this presentation is appropriate and that it provides useful information to investors because it enables investors to more accurately compare ongoing financial performance over the relevant periods.

RESTATEMENTS

The Radio Employee Stock Plan's ("Plan") share value being reset from a formula value to a value based on our Parent's annual valuation for ESOP purposes over a twenty-one month period constituted a plan modification that caused the increase in value to be recognized as charges against operating income. These charges reduced operating incomes by $17.1 million for 2002, $22.3 million for 2001 and $19.7 million for 2000. The Plan-related charges had no impact on Media's compliance with its debt covenants.

The net effect of other restated items reduced operating income by $4.5 million for 2001 and $3.6 million for 2000, as restated. Please see Note 15 to the consolidated financial statements for further information regarding the restatements. The restatements did not affect cash, total assets, revenues or cash flows from operating activities.

Following is a comparison of operating income for fourth quarter 2002 and 2001 as restated, in thousands of dollars:

                                                                  2002          2001
                                                                --------      --------
FOURTH QUARTER OPERATING INCOME, AS ORIGINALLY REPORTED FOR
  2001                                                                        $ 14,957
     Restatement for cable rebuilds                                             (1,789)
     Restatement for cable launch fees                                            (597)
     Other                                                                        (115)
                                                                --------      --------
FOURTH QUARTER OPERATING INCOME, AS RESTATED FOR 2001           $ 19,308      $ 12,456
                                                                ========      ========

Following is a comparison of operating income for 2002 and, 2001 as restated, in thousands of dollars:

                                                          2002          2001
                                                        --------      --------
OPERATING INCOME FOR THE YEAR ENDED DECEMBER 31, AS
ORIGINALLY REPORTED FOR 2001                                          $ 48,939
     Restatement for Radio employee stock plan                         (22,305)
     Restatement for cable rebuilds                                     (2,285)
     Restatement for cable launch fees                                  (1,739)
     Other
                                                                          (455)
                                                        --------      --------
OPERATING INCOME FOR THE YEAR ENDED DECEMBER 31,
   AS RESTATED FOR 2001                                 $ 56,268      $ 22,155
                                                        ========      ========


A $5.0 million transitional goodwill impairment loss related to our Internet and Other reporting unit was previously recognized as the cumulative effect of a change in accounting principle in the first quarter. After further evaluation, the loss was recognized as a charge against operating income in the fourth quarter.

RECENT DEVELOPMENTS

On March 24, 2003, we signed a purchase agreement with Galaxy Cable, Inc. for the acquisition of approximately 2,900 basic cable subscribers and related assets serving Canton, Mississippi for $5.0 million cash. We expect to utilize existing credit facilities to finance this acquisition.

On February 11, 2003, we signed a purchase agreement with Lancaster-York Broadcasting, LLC for the acquisition of WSOX-FM, a radio station licensed to Red Lion, Pennsylvania for $23.0 million cash. We expect to utilize existing credit facilities to finance this acquisition.

RADIO

Fourth quarter revenues of $58.8 million were $8.7 million or 17% greater than fourth quarter 2001. WYGY-FM, acquired in September 2002, added $1.3 million to fourth quarter revenues. Radio's fourth quarter operating income was $19.2 million, a $6.8 million or 55% increase from 2001, as restated. SFAS 142's impact increased fourth quarter operating income by approximately $1.7 million. Improved operating income was concentrated in our San Francisco, Dallas and Kansas City markets. Improved listener ratings in San Francisco and Dallas, improving economic conditions and expense reductions implemented during 2002 contributed to the higher results.

2002 total year revenues were $216.2 million, an increase of $18.2 million or 9% better than 2001 revenues. Radio 2002 operating income was $42.6 million, an increase of $23.0 million or 117% over 2001, as restated. Adjusted for the effects of SFAS 142, 2002 operating income increased $16.4 million or 84% over 2001.

CABLE

Fourth quarter 2002 revenues totaled $32.0 million, a $4.2 million or 15% increase over fourth quarter 2001. Revenue growth came primarily from basic service rate increases and increasing penetration of cable modem and digital cable services. Operating income was $5.4 million for the fourth quarter, an increase of $3.7 million or 218% over fourth quarter 2001, as restated. Adoption of SFAS 142 increased fourth quarter operating income by approximately $1.5 million. As of December 31, 2002, average monthly revenue per basic subscriber was $50.35, an increase of $5.07 or 11% over 2001.

Revenues for 2002 were $122.8 million, an improvement of $17.9 million or 17% over 2001. Revenue growth came primarily from basic service rate increases and increasing penetration of cable modem and digital cable services. Operating income was $21.1 million, a $13.3 million or 171% increase compared to total year 2001, as restated. SFAS 142's effect increased 2002 operating income by $6.8 million over 2001, as restated. Operating income for both 2002 and 2001 was reduced by $2.6 million for charges related to the Cable Performance Share Plan.

On a same systems basis (excluding the Lawrenceburg service area acquired in 2002), fourth quarter Cable revenues were $30.7 million, a $2.9 million or 10% increase over fourth quarter 2001. Fourth quarter operating income was $6.0 million on a same systems basis, a $4.3 million or 253% increase over 2001, as restated.

Total year revenues on a same systems basis were $118.9 million, a $14.1 million or 13% increase over 2001. Operating income was $22.6 on a same systems basis, a $14.8 million or 190% increase over 2001, as restated. SFAS 142's effect increased same systems operating income by $6.8 million compared 2001.

INTERNET AND OTHER

Fourth quarter revenues totaled $2.5 million, a $0.2 million or 8% decrease from fourth quarter 2001. Operating income for Susquehanna Data (Internet) decreased from a $0.7 million operating loss in fourth quarter 2001 to an operating loss of $5.4 million in 2002. Included in the fourth quarter operating loss is the recognition of a goodwill impairment loss of $5.0 million, the difference between the goodwill's fair value and its carrying value as of December 31, 2002.

For the year, revenues totaled $9.7 million, a $1.0 million or 9% decrease from 2001. Operating loss for Internet and Other was $6.5 million for 2002 compared to an operating loss of $3.7 million in the prior year. Included in the 2002 operating loss is a $5.0 million goodwill impairment loss. Operating expenses for the Other component of this segment included a $1.5 million charge related to the Cable Performance Share Plan. A similar charge of $1.6 million was recognized in 2001.

GENERAL

Media's Form 10-K was timely filed on March 31, 2003. Attached for your review is a schedule of unaudited selected financial information for the three months and years ended December 31, 2002 and 2001. Please refer to Note 15 to the consolidated financial statements for information regarding the restatements.

CONFERENCE CALL

A conference call is scheduled to review Susquehanna Media Co.'s 2002 fourth quarter results on Monday, April 7, 2003 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

* * * * * * *

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties.

All statements other than of historical facts included herein or therein, including those regarding market trends, our financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

      o general economic and business conditions, both nationally and in our markets;

      o     interest rate movements;

      o terrorists' acts or adverse reactions to United States anti-terrorism activities;

      o     expectations and estimates concerning future financial performance;

      o the possibly material impact and timing of compensation expenses related to changes in performance share values and the change in value of minority interests subject to required repurchase;

      o acquisition opportunities and our ability to successfully integrate acquired businesses, properties or other assets and realize anticipated benefits of such acquisitions;

      o     financing plans and access to adequate capital on favorable terms;

      o our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our businesses;

      o the impact of competition from other radio stations, media forms and communication service providers;

      o the impact of existing and future regulations affecting our businesses, including radio licensing and ownership rules and cable television regulations;

      o changes in generally accepted accounting principles and standards, as well as SEC rules and regulations;

      o     the possible non-renewal of cable franchises;

      o     increases in programming costs;

      o the accuracy of anticipated trends in our businesses, including those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein;

      o advances in technology and our ability to adapt to and capitalize on such advances;

      o decreases in our customers' advertising and entertainment expenditures; and

      o     other factors over which we may have little or no control.

                     SUSQUEHANNA MEDIA CO. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT CABLE OPERATING DATA)
                                  (unaudited)

                                                                  THREE MONTHS ENDED                    YEAR ENDED
                                                                      DECEMBER 31,                     DECEMBER 31,
                                                                2002               2001             2002          2001
                                                            ------------      --------------    -----------    -----------
INCOME STATEMENT DATA: ................................                         (restated)                      (restated)

     Revenues:
         Radio ........................................     $     58,831       $     50,068     $   216,222    $   198,039
         Cable ........................................           31,964             27,754         122,754        104,758
         Internet .....................................            2,451              2,681           9,671         10,632
                                                            ------------       ------------     -----------    -----------
         Total ........................................           93,246             80,503         348,647        313,429
OTHER DATA:
     Operating Income (1), (2), (3)
         Radio ........................................     $     19,214       $     12,440          42,617         19,599
         Cable ........................................            5,409              1,703          21,082          7,764
         Internet and other ...........................           (5,315)            (1,687)         (7,431)        (5,208)
                                                            ------------       ------------     -----------    -----------
         Total ........................................           19,308             12,456          56,268         22,155
     Depreciation and amortization
         Radio ........................................            1,718              3,379           5,745         12,012
         Cable ........................................            6,087              8,751          23,125         28,789
         Internet and other ...........................              501                215             600          1,038
                                                            ------------       ------------     -----------    -----------
         Total ........................................            8,306             12,345          29,470         41,839
     ESOP expense
         Radio ........................................            2,018              1,962           7,193          7,156
         Cable ........................................              450                365           1,763          1,790
         Internet and other ...........................               38                 56             150            137
                                                            ------------       ------------     -----------    -----------
         Total ........................................            2,506              2,383           9,106          9,083
     Radio employee stock plan revaluation (1) ........               --                 --          17,065         22,305
     Cable performance share plan revaluation (2) .....               --                 --           4,050          4,172
     Goodwill impairment loss (3) .....................            5,000                 --           5,000             --
     Interest expense, net ............................            7,208              8,242          29,200         37,887
     Interest income from loans to Parent (4) .........            1,816              1,853           7,161          6,895
     Capital expenditures .............................           13,028              9,746          28,329         31,739
     Total Long-term debt .............................                                             521,137        495,105

CABLE OPERATING DATA:
     Homes passed .....................................                                             292,753        266,591
     Total customers (5) ..............................                                             206,372        194,890
     Total customer penetration (6) ...................                                                70.5%          73.1%
     Basic video subscribers ..........................                                             205,926        194,890
     Internal growth of subscribers (7) ...............                                                -0.2%          -0.7%
     Basic video penetration (8) ......................                                                70.3%          73.1%
     Digital terminals (9) ............................                                              47,165         32,075
     Digital terminal penetration (10) ................                                                22.9%          16.5%
     Cable modems (11) ................................                                              26,366         15,539
     Cable modem penetration (12) .....................                                                 9.4%           5.9%
     Premium units (13) ...............................                                              69,305         71,627
     Premium penetration (14) .........................                                                33.7%          36.8%
     Average monthly revenue per basic
         subscriber(15) ...............................                                         $     50.35    $     45.28
     Cable capital expenditures .......................                                         $20,902,000    $22,772,000

(1) Operating income for 2002 and 2001 was decreased for the revaluation of a subsidiary's Class B common stock, recognized as non-cash compensation expense totaling $17.1 and $22.3 million, respectively. The compensation expense has been reflected in the Radio segment.

(2) Operating income for 2002 was decreased by a $4.1 million revaluation of a subsidiary's performance share plan. Approximately $2.6 million and $1.5 million have been allocated to the Cable and the Other segments, respectively. In April 2001, operating income was decreased by a similar charge of $4.2 million with $2.6 million and $1.6 million allocated to Cable and the Other segments, respectively.

(3) Operating income for 2002 was decreased for a goodwill impairment loss of $5.0 million, reflected in the Internet and Other segment.

(4)      Interest income on loans by Media to its Parent to fund the ESOP.

(5) Total customers represent the sum of basic video customers and cable modem only customers.

(6) Total customer penetration represents total customers as a percentage of homes passed.

(7) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(8) Basic video penetration represents basic subscribers as a percentage of homes passed.

(9) Digital terminals represents the aggregate number of digital terminals that are billed for service.

(10) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.

(11) Cable modems represents the aggregate number of cable modems that are billed for service.

(12) Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.

(13) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.

(14) Premium penetration represents premium units as a percentage of basic subscribers.

(15) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

    IN ACCORDANCE WITH REGULATION G, SOME PREVIOUSLY PERMITTED DISCLOSURES HAVE BEEN ELIMINATED.